Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

EPIC - Q4 2010 Epicor Software Earnings Conference Call

Event Date/Time: Feb 09, 2011 / 10:00PM GMT

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FINAL TRANSCRIPT
Feb. 09, 2011 / 10:00PM, EPIC - Q4 2010 Epicor Software Earnings Conference Call

CORPORATE PARTICIPANTS

John Hiraoka

Epicor Software—EVP and Chief Marketing Officer

Damon Wright

Epicor Software—Director of Investor Relations

Mike Pietrini

Epicor Software—CFO, EVP—Finance and Administration

George Klaus

Epicor Software—Chairman, Pres., CEO

CONFERENCE CALL PARTICIPANTS

Richard Baldry

Signal Hill Group LLC—Analyst

Kevin Liu

B. Riley & Co.—Analyst

Peter Goldmacher

Cowen and Company—Analyst

Brad Sills

Barclays Capital—Analyst

Scott Berg

Feltl & Company—Analyst

Ross MacMillan

Jefferies & Co.—Analyst

Mark Schappel

The Benchmark Company—Analyst

Steve Koenig

Longbow Research—Analyst

Brian Murphy

Sidoti & Company—Analyst

PRESENTATION

Operator

Good day and welcome to Epicor’s fourth quarter and year end earnings call.This conference is being recorded. At this time, I’d like to turn the conference over to Mr. Damon Wright, Vice President of Investor Relations. Please go ahead sir.

Damon Wright—Epicor Software—Director of Investor Relations

Thank you, Paul. Thank you and good afternoon to everyone. We appreciate you joining us on our call today to discuss Epicor’s 2010 fourth quarter financial results and our 2010 year. Joining us on today’s call to comment on our quarter are George Klaus, Epicor’s Chairman President and CEO and Mike Pietrini Executive Vice President and CFO. Russ Clark, our Senior Finance, Vice President, and John Hiraoka, Executive Vice President and Chief Marketing Officer are also on the call to participate in the Q&A session. George will begin the call with a few comments followed by Mike who will discuss certain financial results and trends in our business in more detail.

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FINAL TRANSCRIPT
Feb. 09, 2011 / 10:00PM, EPIC - Q4 2010 Epicor Software Earnings Conference Call

Before we begin, I would appreciate your patience as I review our Safe Harbor statement. The discussions on today’s call will include forward-looking statements. These forward-looking statements include statements regarding the Company’s expected revenue, earnings and other financial results as well as new product releases and other statements that are not historical facts. Actual results may differ materially from those expressed or implied in the forward-looking statements. Today’s comments will also include the discussion of certain non-GAAP financial measures such as non-GAAP earnings, which exclude amortization of prior intangible assets, stock-based compensation expense, restructuring and other charges. The most directly comparable GAAP financial measures and information reconciling the Company’s non-GAAP and GAAP results are included in our earnings release in the Form 8-K to be filed with the SEC. With that, I’d now like to turn the call over to George. George?

George Klaus—Epicor Software—Chairman, Pres., CEO

Thank you, Damon. And again welcome to those of you joining us on our call for our webcast today. 2010 was a solid year of execution for Epicor, particularly on the revenue front. Our annual software and total revenue growth rates more than doubled our initial internal outlook as well as Wall Street’s original expectations entering the year. 17% organic software revenue growth was the clear highlight to a year where we grew revenue across every line of our business. The 2010 fourth quarter marked the third highest software quarter in Epicor’s history, capping a solid finish to a year highlighted by very strong momentum for Epicor 9. Since going [GA] a little over two years ago, we have shipped Epicor 9 to more than 900 new name customers. Equally important as we look forward to what we believe will be another year of strong software revenue growth, is a fact that more than 300 companies across the globe are now running their business on Epicor 9.

This provides us with an excellent reference resource pulled throughout the world which will continue to rapidly grow as we expect to have more than 600 plus companies live on Epicor 9 by the end of the first half of 2011. Towards the end of the year we also began to experience a slight resurgence in demand from our retail customers and prospects. Retail had a solid Q4 with their top two wins having license revenues of nearly $1 million. I am very pleased with the strategy being implemented to drive a return to growth in the retail vertical. Due to slower recovery in the retail vertical, we will continue to be cautious in our expectations for retail revenues. But I’m very encouraged with the progress in that particular part of our business.

We are also experiencing good traction for our software as our service offerings. On our last quarter’s earnings call, we began to discuss for the first time the success we are having with our on-demand cloud-based offerings. Unlike our competitors, Epicor 9 is architected to be deployed at any type of environment and is a true multi-tenanted solution which uniquely positions Epicor as the only ERP provider that can deliver a single highly functional end-to-end software solution on-premise hosted or in the cloud. While we have yet to see strong demand for SaaS-based offerings in the mid and upper markets, it is very compelling solution for smaller companies, a market that is providing accelerating incremental opportunities for Epicor.

Since May of 2010, we have been actively marketing Epicor Express, our on-demand cloud version of Epicor 9, currently targeted primarily at small manufacturers in North America. As of Q4, we had a fully staffed and dedicated sales team for this offering that has already built a strong pipeline of business. We have been very satisfied with the early return from our efforts. In Q4 alone, we added 17 new customers, nearly doubling the number of Epicor Express customers sold earlier in the year. We also have a SaaS offering for our retail vertical, which is geared towards fashion apparel retailers with less than 100 stores.

This offering is an end-to-end suite that incorporates the same applications we are selling in our on-premise offerings. We are experiencing good uptake for ERP and retail on-demand offerings and we expect strong growth rates for both of these in 2011 and beyond. As a reminder, due to accounting principles we do not classify our SaaS revenues as software but they are classified primarily as consulting revenue.

Turning to our expanding market opportunity in Epicor 9. During 2010 year, we experienced a solid return on the investments we have been making to open up additional markets for Epicor 9 and we have significantly extended our global reach. Over the course of the year, we added country-specific functionality and localization that enabled us to address 25 additional countries, expanding the current global footprint of Epicor 9 into a total of 53 countries. In 2010 some areas of significant investment

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Feb. 09, 2011 / 10:00PM, EPIC - Q4 2010 Epicor Software Earnings Conference Call

included the Middle East, and some of the Nordic and Eastern European countries where previously we could not compete for larger end-to-end ERP opportunities. We had particular success in the UAE, Milan, Finland, Poland and the Czech Republic with each of those countries recording multiple customer wins and a strong new name software revenue.

Additional investments in the Asia-Pacific markets where sales infrastructure, marketing programs and new languages and localizations have also proven to be well-founded. We had strong new name software revenues for our Asia Pacific Region with China, Taiwan and New Zealand as particular stand-outs in that region. Our international investment is clearly paying off as five of our top ten software wins in the fourth quarter were with international companies which is up from only two of those a year ago. The overall spending environment is improving and we are expressing increasing demand throughout the world for our software solutions. Our strong software pipelines held up throughout the quarter. However, some larger deals did not close at the end of Q4 as a few customers extended their expected closing process. These larger opportunities were not lost and some merely involve finalizing contract details. In fact, we have had a strong start to Q1 and are already closed some of these larger deals.

The improving economic climate coupled with expanded capabilities of Epicor 9 and our retail products is leading to even larger organizations looking to implement our solutions. As we add additional large opportunities to our pipelines, we have been faced with a dual task of trying to maximize the profitability of these transactions while also managing the reality that these much larger companies will dictate the pace of sales and the closing process. In Q4, we experienced the benefit of these larger deals as a software ASP for our top ten wins was up sequentially by more than 10% over Q3 exceeding $0.5 million per deal. Additionally our software gross margins improved to the highest level in 5 quarters.

Now turning to some thoughts on our profitability for the year. While our revenue execution was strong in 2010, we did not deliver the level of profitability I would have liked, particularly given our top line outperformance. As we outlined at the beginning of the year, we knew we could take significant market share with Epicor 9 and we opted to continue our investment strategy to take advantage of Epicor 9’s technical superiority in the marketplace. We said 2010 would be a year of investment in additional features, functionality, languages and localizations. We have also been investing in sales infrastructure, development, training and marketing programs, all of which have contributed to the further expansion of our addressable markets around the world. These investments have generated and continued to generate strong returns even faster than originally anticipated as we have taken market share while experiencing strong software revenue growth rates and expanding pipelines.

Establishing a presence in new countries always requires significant upfront cost. However, as we committed last quarter, I and my entire management team are very cognizant that the revenue growth we are driving must ultimately lead to even greater profitability. We are confident that our business model and the plan we have in place at this time will absolutely enable us to attain both of these goals in 2011 and beyond. We believe the spending environment in the country is improving and we know we have superior solutions for the markets we address. We are entering 2011 with strong momentum and strong pipelines. As evidenced by our first-quarter guidance which Mike will cover in more detail shortly, we expect to be more profitable and we anticipate starting the year with a strong first quarter with software revenues expected to grow in excess of 20% over the 2010 first quarter. With that, I would like to turn the call over to Mike for some additional details on the quarter and on the year. Mike?

Mike Pietrini—Epicor Software—CFO, EVP—Finance and Administration

Thank you, George. I want to spend some time covering additional details behind our Q4 performance as well as some of the highlights from our 2010 year. As George mentioned, we had the third strongest software quarter in Epicor’s history with only the fourth quarters of 2006 and 2007, the pre-recession years, posting stronger software revenues than the $26.4 million recorded and the 2010 fourth quarter. Epicor 9 once again led the way, accounting for more than 96% of our ERP sales to new name customers. This is well above the 85% to 90% we were projecting at the beginning of the year. Fourth-quarter software gross margin hit a five-quarter high of 81.2% helping to drive non-GAAP EPS of $0.19 per share. On our Q3 earnings call we highlighted the fact that our Montreal finance team identified a program in the province of Quebec, Canada, designed to issue cash credits to encourage development of IT business in Quebec.

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Feb. 09, 2011 / 10:00PM, EPIC - Q4 2010 Epicor Software Earnings Conference Call

During the 2010 third quarter we were successful in securing this credit for our 2008 operations. We said we were in the process of applying for this credit in the fourth quarter for our 2009 operations and that we expected to apply and qualify for this program through 2015. I am pleased to report that during the 2010 fourth quarter, we were successful in receiving certification for an additional $3.7 million in benefits under this program, which benefited fourth-quarter consulting COGS by $2.4 million and fourth-quarter R&D expense by $1.3 million. We are currently in the process of applying for certification for our 2010 period which we expect to result in another $3 million credit related to this program in 2011.

Now let me turn your attention to some additional performance metrics. Q4 new name customer wins were up year-over-year by more than 15% to 174. For the 2010 year new name customer wins increased by 25% to more than 560 and we are securing larger software engagements as we continue to move upmarket. This is further confirmation that the investments we are making to expand the breadth, scalability, features and functionality of Epicor 9 are paying dividends. Our push into new international markets resulted in international ERP software revenues from new name customers increasing more than 30% in 2010 versus 2009. New name software sales into the Americas were also strong, up nearly 20% for the year.

Now in reviewing sales into the customer base. Our 2010 fourth-quarter software sales into our existing base of worldwide customers were up 5%, increasing year-over-year for the second quarter in a row. Sales into the Americas’ customer base were the strongest in the past two years, increasing by 10% when compared to last year’s fourth quarter. As expected entering the year, our international customer base continues to experience more economic challenges as the global recovery lags that of the Americas. Q4 sales in the international customer base were down by 2% year over year. The fact that we continue to penetrate new international markets should spur a significant return to growth in our international customer base in future quarters.

For the 2010 year customer base sales in the Americas, which includes upgrades and migrations to Epicor 9, increased 14% over 2009, with sales into our entire worldwide base of existing customers growing 6%. While migrations to Epicor 9 continue to represent only a small portion of overall base sales, the migration revenue contribution continues to steadily increase, growing 8% for the 2010 year. We have barely scratched the surface of this potentially high value revenue stream and we believe there’s significant pent-up demand across our entire existing customer base that will further manifest itself in stronger spending as global economy strengthen.

Now let’s review our consulting business. Consulting revenue was $35.7 million, up 8% over last year with gross margin of 19.4%. Epicor is predominantly a direct organization and our single point of accountability is an excellent competitive differentiator. That said, with the success of Epicor 9, we have been building out our partner channel to provide additional resource flexibility, particularly as we expand into new geographies. We have also been adding consulting headcount in certain key geographies to support the sales success we are having and the growth we expect to experience in 2011 and beyond. Not surprisingly, there are expenses to establishing new partnerships as well as cost associated with building a presence in these new geographies, which includes partner and consulting training, facilities expense and significant upfront travel as consultants are initially flown in from other established locales. We were comfortable with additional investment into our worldwide consulting business during the fourth quarter particularly as we knew we had the opportunity to secure a further $2.4 million benefit from our Montreal consulting organization.

We are confident these efforts with partners and buildings out of our consulting organization in new geographies will ultimately drive higher profitability. On a very positive note, during the fourth quarter, we finalized what we believe is an excellent partnership with a major systems integrator, HCL Technologies, a leading global IT services Company with more than 70,000 consultants throughout the world. In Q4, we began our initial training of the first group of HCL consultants and we expect them to be billable this quarter. We expect this relationship will help us leverage our capabilities in the multitude of larger international opportunities we are becoming engaged in across all reaches of the globe and we eventually (drive) even stronger consulting profitability.

Now turning to maintenance. Maintenance revenue, up $49.7 million, was just shy of an all-time high as we are beginning to experience the benefits of increasing Epicor 9 sales. Maintenance gross margin was consistent with prior quarters in 2010, coming in at 75.2% for Q4. Hardware revenue was $5.5 million. Hardware gross margin was 17.3%, partially benefiting from the receipt of year-end vendor rebates. Overall, Company gross margin excluding amortization was 56.9%, the highest of the year due principally to a larger mix of higher-margin software and maintenance revenues.

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Feb. 09, 2011 / 10:00PM, EPIC - Q4 2010 Epicor Software Earnings Conference Call

Now turning to operating expense. Fourth-quarter R&D OpEx was down sequentially as a percentage of revenue and virtually flat in total dollars from the 2010 third quarter. For the 2010 year, R&D expense was flat as a percentage of revenue when compared to 2009 and up a few million dollars in total spending as we continued to build out Epicor 9, enhance our retail solutions, and add to our heritage products. This investment allowed us to deliver more than 100 additional releases across all our product lines during the year. Nearly 50% of these were related to Epicor 9 as we continued to expand features and functionality. Our development efforts included the addition of nine languages, bringing our total Epicor 9 available languages to 28 and as George mentioned, helping to nearly double our addressable countries to 53. The other new releases were related to additional features and functionality for our retail and heritage products which are critical components to our Protect, Extend and Converge product strategy that drives our high maintenance retention rates.

Fourth-quarter G&A expense continued to trend down for the year in total dollars and as a percentage of revenue as we are doing a good job of driving efficiencies throughout this portion of the business. For the year, G&A was also down significantly both as a percentage of revenue and in total dollars when compared to 2009. G&A efficiencies have been a significant focus for us as we knew we were investing in several other areas of the business. And we have upgraded many of our capabilities while driving meaningful savings. We have also been successful in reducing outside services expense through negotiating lower fees as well as eliminating some services all together.

On a year-over-year basis, 2010 fourth-quarter sales and marketing expense was up in total dollars and as a percentage of software revenue. The increase was due to continued investment in worldwide sales infrastructure and new marketing programs as well as business unit incentive plans where quotas were established at the beginning of the year in the face of economic uncertainty that turned out to be too conservative given the success of Epicor 9 versus our initial expectations entering the year. While we did make some changes to the plans during the year which were reflected in fourth-quarter sales and marketing expense being the lowest for the year as a percentage of software revenue, a large portion of our sales teams achieved meaningful accelerators which also led to additional expenses related to overachievement.

As we established our 2011 budget, we applied the lessons we learned in 2010 and we believe our business unit incentive plan had been appropriately established with consideration for stretch goals and meaningful outperformance in mind.

Now looking at the balance sheet metrics. We had strong cash collections, bringing in $131 million during the quarter. Our free cash flow generation was $15.6 million helping to support a further $10 million discretionary payment on our credit facility in October. Cash flow from operations was approximately $20 million. After accounting for the $17 million cash acquisition of Spectrum, our cash and cash equivalence balance as of December 31 was $103.1 million. Our debt balance consists primarily of our $230 million obligation to holders of Epicor senior convertible notes and borrowings under our credit facility which were $47.5 million at the end of the quarter and are now $35 million following an additional $12.5 million discretionary payment we made this week.

Before providing guidance, I wanted to give you my perspective on our 2010 year. When I take a look at 2010 in review, I’m very proud of Epicor’s accomplishments. Epicor is a much different Company than we ever have been. We are larger, more diverse organization with end-to-end ERP and retail business solutions that address the requirements of the global marketplace. As quoted by a leading IT industry analyst firm and I quote, “Epicor 9 is the most visionary and complete solution we have seen generally available in recent years.” We have expanded our market opportunity throughout our business and we are taking market share. We are winning opportunities with large organizations more than ever before as Epicor’s breadth of offerings, scalability, and global financial suite is enabling us to compete at the enterprise level. The retail vertical is showing signs of recovery and we are getting good traction with our recently launched on-demand offerings which are adding incremental opportunities in smaller companies.

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FINAL TRANSCRIPT
Feb. 09, 2011 / 10:00PM, EPIC - Q4 2010 Epicor Software Earnings Conference Call

Our investments over the past two years have made all of this possible and helped to clearly set Epicor apart as a leader in the markets we address. While there were several highlights to our 2010 year, we do have room for improvement. We expected to be a less efficient in the new markets we entered into in 2010, but we believe our software revenue growth has validated our decisions and we are certain that we will drive efficiencies in every one of these markets which will lead to greater and deeper profitability in 2011.

I want to now turn your attention to our 2011 guidance. The 2011 first-quarter total non-GAAP revenue is expected to be $110 million to $113 million, with software license revenue expected to be up more than 20% from the first quarter of 2010. Our recent acquisition of Spectrum is expected to contribute approximately $2.5 million to $3 million in total revenue for the first quarter, of which most will fall into the consulting line with only $200,000 to $300,000 expected to be software license revenue. Non-GAAP earnings per diluted share for the 2011 first quarter is expected to be $0.13 to $0.15. I’d now like to turn the call back to George.

George Klaus—Epicor Software—Chairman, Pres., CEO

Thanks, Mike. Prior to opening the call for questions, I want to spend just a little time talking about the exciting HCM acquisition of Spectrum Human Resources Systems which we closed at the end of December. Spectrum brings with it an excellent product portfolio and more than 400 marquee customers. Importantly, the Company was perfectly aligned with Epicor strategy to provide comprehensive solutions and services that offer businesses both choice and flexibility, deliver on-premise as a managed service or in the cloud. The acquisition is an excellent bit from a technology corporate and corporate culture perspective and also from a customer service standpoint. Both Companies leverage Microsoft.NET, have a customer-centric focus and deliver service from a single point of accountability.

The opportunity to deliver this comprehensive best-in-class HCM solution creates new market opportunities for Epicor both domestically and internationally. The complementary technology focus, along with our commitment to service-oriented architecture, will enable us to integrate the HCM solution this quarter across many of our product lines, particularly Epicor 9. Rapid integration will create significant cross-selling opportunities to both our ERP and HCM customers. In fact, we are actively engaged with several existing customers to add our new HCM solution. Moreover, we have already closed a new name international Epicor 9 and HCM transaction to a Kenyan company which validates the high interest of HCM as part of our integrated solution not just in traditional mature markets but emerging markets as well. We were aware of Spectrum for many years and had engaged in discussions with them in the past. We are very pleased to have finally consummated this deal and we welcome the employees from Spectrum and the customers to the Epicor family. Now Paul, I’d like to open it up for questions, please.

QUESTION AND ANSWER

Operator

(Operator Instructions)Richard Baldry with Signal Hill Capital.

Richard Baldry—Signal Hill Group LLC—Analyst

Thanks, congrats on the year. Wanted to ask if you saw any changes to the competitive landscape and maybe drill down a little more on Spectrum? Who they traditionally have competed with and then maybe an allocation within their existing customers of how many are on their SaaS platform versus their traditional license platform and how you see that moving going forward? Thanks.

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Feb. 09, 2011 / 10:00PM, EPIC - Q4 2010 Epicor Software Earnings Conference Call

George Klaus—Epicor Software—Chairman, Pres., CEO

Great Richard. So John Hiraoka was the lead in doing this acquisition. So John, why don’t you take that question?

John Hiraoka—Epicor Software—EVP and Chief Marketing Officer

Sure. Hi, Rich. Around the competitive marketplace, we didn’t really see much of a change there. I think is still the traditional competitors around Microsoft, Infor, Oracle and SAP. SAP, Microsoft and Oracle representing the predominance that the people were seeing competitively. Around Spectrum, Spectrum’s mix historically had been on-premise more than subscription-based but that piece of their revenue subscription and hosted revenue is a piece that was the fastest-growing part of their business. Something that we’ll obviously we look to expand on as a function of how we roll that offering out going forward not only in the domestic markets but internationally as well. Spectrum competed predominantly with other mid-market HR providers so they would see companies predominantly in North America like the Ultimate Software, et cetera, that are in that space as well as companies like Lawson that had embedded ERP — or embedded HCM in their ERP.

Richard Baldry—Signal Hill Group LLC—Analyst

If you look at the sales and marketing line on a sequential basis, should we model it to be back closer to what we saw from Q1 to Q3 or in that sequential uptick, are there some more permanent increases so we should take it a bit of a step level in between the two and begin that modeling for ‘11?

George Klaus—Epicor Software—Chairman, Pres., CEO

On the expense side, Rich?

Richard Baldry—Signal Hill Group LLC—Analyst

Right.

George Klaus—Epicor Software—Chairman, Pres., CEO

So you will see a significant reduction in our sales and marketing expense in 2011. As we stated in the script here, we did not — we were not certain of the economy entering 2010 and we probably underassigned some of sales people from a quota perspective. And they managed to do very well as the economy got better throughout the year. So this year we have increased quotas and have filled the loopholes in any of the sales plans that caused us grief last year so you will see significant improvement on the sales and marketing expense line in 2011.

Mike Pietrini—Epicor Software—CFO, EVP—Finance and Administration

One other thing I would add in there, Rich, is that we are going to grow net license revenue this year as you heard in Q1, greater than 20% on a year-over-year basis. So when you look at total dollars you might seek total dollars increase but as a percentage of revenue you will see that come down. Also, there’s more in there from the HCM side of the fence as well.

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FINAL TRANSCRIPT
Feb. 09, 2011 / 10:00PM, EPIC - Q4 2010 Epicor Software Earnings Conference Call

Richard Baldry—Signal Hill Group LLC—Analyst

And the last thing might be there’s some pretty moderate restructuring costs in ‘10, nothing really out of the norm but when you look at ‘11, can you talk about maybe where you are and your plans for that type of restructuring effort? Do think we will see sporadically more of those or is a lot that initiative behind you?

George Klaus—Epicor Software—Chairman, Pres., CEO

A lot of the initiative is behind us. So you shouldn’t see much of that in 2011.

Richard Baldry—Signal Hill Group LLC—Analyst

Thanks.

Operator

Kevin Liu with B. Riley & Co.

Kevin Liu—B. Riley & Co.—Analyst

First question here. If we could get some more color around some of the slipped deals particularly whether they were related to Epicor 9 or some stuff on the retail side?

George Klaus—Epicor Software—Chairman, Pres., CEO

Both.

Kevin Liu—B. Riley & Co.—Analyst

All right. In regards to some of those sales cycles stretching out a little bit, was that mostly around pricing discussions or if you could offer anything else around why these deals were (inaudible) out of the quarter?

George Klaus—Epicor Software—Chairman, Pres., CEO

As the deals get bigger, the negotiations get more complex and I don’t think it was so much pricing discussions although bigger companies do ask for more terms and conditions and we had to push back probably more than we have had to on maybe some of our mid-market deals. So that probably caused some of the slippage and the deals.

Kevin Liu—B. Riley & Co.—Analyst

Got it. And with all of the new name customers you’ve added as well as the fact that you’ve probably seen some additional upside from your installed base, how do you feel about the size of your consulting organization and the ability to effectively implement a lot of these Epicor 9 sales?

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FINAL TRANSCRIPT
Feb. 09, 2011 / 10:00PM, EPIC - Q4 2010 Epicor Software Earnings Conference Call

George Klaus—Epicor Software—Chairman, Pres., CEO

Well, our consulting organization is always going to be under pressure as we continue to grow. Our software revenue, in the high double digit area there — in the high teens area which is considerably greater than our competitors are doing and that’s why we feel we are taking market share. We are very happy that we signed the HCL agreement and that will allow us to — they have 70,000 employees around the world. That will allow us to mitigate some of the travel that we’ve had to do and to remote parts of the world as we utilize their organizations. In addition to that, places like Saudi Arabia where we’ve closed a number of new deals since we closed the first one and have had to transport people into install those things, we are getting local consulting presence in those areas now. So you’ll see our margins improve in 2011 as the commitments we’ve made and expenses we’ve incurred in 2009 and ‘10 to build this global landscape for our products have paid off and I commit to you, you will see our margins improve in all areas across the board in 2011.

Mike Pietrini—Epicor Software—CFO, EVP—Finance and Administration

Kevin, one other thing just to add to what George’s comments were. As you’ve heard us over the last year, we’ve been making additional investment in our partner organization of which HCL is a classic example of what we’re doing there. But our overall partner organization having gone through the certification process, that thing, will also help us leverage the ebbs and flows of the success that we have with Epicor 9 and certainly help with the overall consulting gross margins as well as we continue to utilize more of those partners.

Kevin Liu—B. Riley & Co.—Analyst

Great. And just one more on the Spectrum acquisition, you had mentioned that the fastest piece of their business was more on the subscription side. Since most of your mid and large size customers don’t and haven’t typically bought SaaS from you, do expect that trend to continue or would you expect to drive more the on-premise sales under your umbrella?

George Klaus—Epicor Software—Chairman, Pres., CEO

Well, we think particularly with HCM, it is a very compelling solution to take on a subscription basis. And particularly where some of the established companies that we have may already have solutions that they are using to run HR and obviously payroll. How they will probably start in many cases to get the system of record in place for the employees is to take it on subscription. Then like we are doing with our Express offering, the ability to offer the same solution both on-premise, hosted and the cloud, on-demand, et cetera, leads a complete flexibility as they grow. So we think that we’re going to see a mix. We’re going to see companies take it both on-premise as well as subscription.

Kevin Liu—B. Riley & Co.—Analyst

Thank you.

Operator

Peter Goldmacher with Cowen & Company.

Peter Goldmacher—Cowen and Company—Analyst

I want to ask two quick questions, first on the services business, one of the things that I think has separated Epicor from your competitors is that you guys have always been a one-stop shop for everything. And as you farm more of that services businesses out, I’d like to hear preliminary reactions from your customers and how far are you going to go away from your — what has

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FINAL TRANSCRIPT
Feb. 09, 2011 / 10:00PM, EPIC - Q4 2010 Epicor Software Earnings Conference Call

historically been your core one-stop shop mentality. And then on the software and services business, did you rewrite a new product for a multi-tenant type of environment? Or is it this thing where it is hosted and you are running instances for people because when I look at your R&D expense, it doesn’t seem like you’ve rewritten the product? There’s been no discernible change so those are my two questions.

George Klaus—Epicor Software—Chairman, Pres., CEO

All right, Peter, this is George. I will take your first one and then I will let John talk to the second one. From a services perspective, when our Company is growing software revenue as in Q1, we said greater than 20% year-over-year, there’s pressure on our consulting organization. Now our primary focus is still to provide a single point of accountability to our customer base and certainly to our large strategic customers. But we will have to utilize some third-party services people and want to and that’s why we are going to great pains to train these people so that they are just as good as our consultants and we have a lot of HCL people in training right now that will be billable by the way this quarter. We put them in training in Q4. Our customers are demanding we cannot put our customers off three, four or five months to start installation of the software they buy. At the same time, we are growing our consulting organization very prudently so that we can — but we will continue to focus on single point of accountability as being a significant sales differentiator for our Company. Did that answer that part of your question?

Peter Goldmacher—Cowen and Company—Analyst

Yes, can you give us — can you talk a little bit about what roles the HCL guys are going to play? Are they subroles and you guys will still lead the engagement and it is more of a body shop?

George Klaus—Epicor Software—Chairman, Pres., CEO

That’s a good question and the answer is yes, that will happen. By the way that particular outsourcing part we have a very favorable contract there. And in particular geographies, the more experienced people in HCL as we continue to grow them and train them will take on places and some of the remote areas of the world which we probably won’t build a local presence.

Peter Goldmacher—Cowen and Company—Analyst

Okay.

Mike Pietrini—Epicor Software—CFO, EVP—Finance and Administration

Peter, one other thing, this is Mike. One other thing to note is that especially from a services perspective, it still our name on the product and at the end of the day, it is George’s point, very collaborative effort with both HCL and all of our partners as we go into these engagements. In some cases Peter, to your point, some cases we’ll take the lead, in some cases they will take the lead but to George’s point, that’s why we’ve really made the investment over the last year and a half, to get these guys certified so that when they go in there and implement the product, they implement, they follow our methodology, that thing. So we make the relationship between our partner and Epicor very seamless to the end-user.

George Klaus—Epicor Software—Chairman, Pres., CEO

As issues arise they have a pipeline access to our development organization like everyone else to fix any problems that might arise. So John, you want to take on the second part?

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FINAL TRANSCRIPT
Feb. 09, 2011 / 10:00PM, EPIC - Q4 2010 Epicor Software Earnings Conference Call

John Hiraoka—Epicor Software—EVP and Chief Marketing Officer

Sure, Peter, regarding (inaudible) market if we’re talking specifically about the Express product which is based on Epicor 9, when we rewrote to build Epicor 9, we planned to have the product delivered as a multi-tenant SaaS application when we did development. So while we were rewriting and building SOA, we were already rewriting with the intent to be able to also provide deployment as part of a SaaS or on-demand or cloud-based model. So it was first released as premise-based and during the period following the release of Epicor 9, what we’ve been doing is building out the templates for the markets that were delivering the Express product into, so that initial market is the smaller manufacturing base of customers because we see that’s where it has the most appeal. But then we will be releasing it into additional markets as well for companies that are more focused on financial and financial services, for companies that are in distribution.

Again, as George mentioned, when he was doing his key remarks, the differentiation is that our product can scale all the way up to a full-blown Epicor 9 deployment and it can be deployed in a mixed environment where part of it is being run on-premise and part of it could be deployed in the cloud. The reason you haven’t seen necessarily an uptick to develop that product is it was part and parcel of the development of 9. Some of the expense that you saw that hit us in 2010 was actually the teams that were doing the deployment, doing the testing, doing additional QA of those new templates for Express.

George Klaus—Epicor Software—Chairman, Pres., CEO

So in fact, you can start as an Express customer and you do not have to reboot or repopulate what it would be to become an on-premise customers.

John Hiraoka—Epicor Software—EVP and Chief Marketing Officer

Right. You can switch seamlessly because it is the exact same software, the only difference is the template (inaudible) delivered via the cloud.

Peter Goldmacher—Cowen and Company—Analyst

I just want to make sure I’m clear. Typically when a product gets labeled as Express, it is a subset of the full product? So is your on-premise — am I understand it right that the core can be run on-demand, but the full functionality is still primarily an on-premise product?

John Hiraoka—Epicor Software—EVP and Chief Marketing Officer

Express is a subset and exactly the same code line as Epicor 9. It’s simply templated so that we can deliver it over the web into these particular industry segments and verticals so that customers can come up to speed on it much more quickly. But make no mistake, it’s the complete 9 solution and as we’re updating and making changes and enhancing 9 that’s automatically updating and enhancing Express. Now, a customer won’t necessarily today be getting all of those features because, again, we templated it down as a function of what we are deploying today. But over time we believe the environments we are going to see are these mixed environments where the customers are going to run some of their larger operations running 9 on-premise. And they will run smaller subsidiary operations and they’ll want that all demand through the cloud but they won’t want two different sets of software, two different sets of training, et cetera, so —

Peter Goldmacher—Cowen and Company—Analyst

So it sounds to me like you guys are thinking of Express more as an on ramp to a more robust on-premise product?

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FINAL TRANSCRIPT
Feb. 09, 2011 / 10:00PM, EPIC - Q4 2010 Epicor Software Earnings Conference Call

John Hiraoka—Epicor Software—EVP and Chief Marketing Officer

That in part but we see a whole market that really for smaller companies where they are going to take the solution on-demand and that’s where they will probably stay in many cases. I think as you know, historically, we had a very strong presence in the small manufacturing market with our Vista product and as that product moved into the Vantage 8 product, that product was in some ways beyond — have extra functionality that those seller manufacturers didn’t need. With Express now, those smaller companies can now take the product and effectively deploy it without changing their infrastructure, updating, et cetera, because it is deployed through the cloud.

George Klaus—Epicor Software—Chairman, Pres., CEO

I think it is fair to say at least from our research that no other company in the industry is doing this where they are delivering SaaS product that has the same code as the on-premise product.

Operator

Brad Sills from Barclays Capital.

Brad Sills—Barclays Capital—Analyst

Just more on the on-demand. You mentioned traction in the smaller businesses, are you moving upmarket at all? Some of your competitors would suggest that they are starting to see on-demand ERP creep into the core mid-market. Just curious what interest you are seeing there within that customer base?

George Klaus—Epicor Software—Chairman, Pres., CEO

We’re not seeing it.

John Hiraoka—Epicor Software—EVP and Chief Marketing Officer

We aren’t seeing it. Our pipeline is showing that there’s more interest than obviously industry statistics are showing that if there’s an opportunity there but as a function of the people that we’re selling to today and where the product is being marketed to, it is predominately at the lower end of the market.

Brad Sills—Barclays Capital—Analyst

Okay. And can you comment when you do have some wins with the Express offering, who you are seeing as competitors in some of those deals?

John Hiraoka—Epicor Software—EVP and Chief Marketing Officer

The number one competitor that we see with Express is NetSuite.

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FINAL TRANSCRIPT
Feb. 09, 2011 / 10:00PM, EPIC - Q4 2010 Epicor Software Earnings Conference Call

Brad Sills—Barclays Capital—Analyst

All right. Okay. And then just on the deal side, it sounds like you’re making progress there, $500,000 is the high as far as I can see. Obviously you mentioned that being a product of going after larger accounts. Is it just that you have more [seats] for accounts that’s driving that number up? Or are you getting more modules per account? Just a little more color on that would be helpful, please. Thanks.

George Klaus—Epicor Software—Chairman, Pres., CEO

It is both and we are moving into larger and larger strategic accounts, but it is both. More seats and more functionality. As Epicor 9 offers a great deal more breadth and depth of product than our previous products offered and it’s allowing us to move into — I wish I could name them for you but some very large corporate 500 and 1,000 companies around the world.

Brad Sills—Barclays Capital—Analyst

Got it, okay, that’s helpful. Thanks, guys.

Operator

We have Scott Berg with Feltl & Company.

Scott Berg—Feltl & Company—Analyst

A couple quick questions here. On your license software, estimates for the year being up greater than 20%, how much of that is a function would you say of new name deals versus existing customers? (inaudible) is it in historical percentages or do we see that shift at all?

George Klaus—Epicor Software—Chairman, Pres., CEO

First of all, we said Q1 would be up 20%, Scott. So don’t — we are hoping you’re right by the way. Okay. But we said Q1 would be up 20% plus. We are continuing to have very strong new name response. And I would expect the new name business in Q1 and probably for the rest of year to be greater than 50% of our overall license revenue.

Scott Berg—Feltl & Company—Analyst

Okay, thanks.

George Klaus—Epicor Software—Chairman, Pres., CEO

Although, let me comment on that and that our [CAN base], customer account business is improving and one of the reasons it is been down is because, as a percentage, is because we’ve had strong new name and it is improving because we still have a strong new name. And it has moved up in terms of our total revenue but it was still be under 50% for the year.

Scott Berg—Feltl & Company—Analyst

Okay. Fair enough and then Mike, I didn’t hear anyone else ask it but how much are we expecting one-time charges from the Spectrum acquisition and I wonder if they were all taken in the fourth quarter?

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FINAL TRANSCRIPT
Feb. 09, 2011 / 10:00PM, EPIC - Q4 2010 Epicor Software Earnings Conference Call

Mike Pietrini—Epicor Software—CFO, EVP—Finance and Administration

About $4 million.

Scott Berg—Feltl & Company—Analyst

$4 million and is —

Mike Pietrini—Epicor Software—CFO, EVP—Finance and Administration

Q4. No, no, wait, $400,000. I’m sorry. I wrote it down. I looked at it wrong. Not $4 million, $400,000.

Scott Berg—Feltl & Company—Analyst

In Q4?

Mike Pietrini—Epicor Software—CFO, EVP—Finance and Administration

Yes.

Scott Berg—Feltl & Company—Analyst

Great. Fabulous. And then it sounds like you guys — it’s my last question at least. Sounds like you’re much more confident in the business environment, obviously that’s reflected in the quotas, but how much of that positivity should we view as growth in the Epicor 9 product area versus maybe improved health of your retail-base customers?

George Klaus—Epicor Software—Chairman, Pres., CEO

Epicor 9 is still leading the way but retail is getting stronger. And I think our retail products are very strong and it is a function of the economy there. I’m hopeful that we are with the retail business where we were at the beginning of ‘10 we are underestimating the amount of growth it will be there because we underestimated the amount of growth in Epicor 9 in 2010. We think we have a pretty good handle on what we can do from Epicor 9 perspective in 2011. We had a very good quarter in retail in Q4 and so that gives us some good feelings about where 2011 is going to go. But we are still being cautious because all of the metrics you see from the outside world —outside the retail environment is still a little weak.

Scott Berg—Feltl & Company—Analyst

Very good. I will jump back in the queue. Thank you.

Operator

Ross MacMillan with Jefferies.

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FINAL TRANSCRIPT
Feb. 09, 2011 / 10:00PM, EPIC - Q4 2010 Epicor Software Earnings Conference Call

Ross MacMillan—Jefferies & Co.—Analyst

Thanks a lot. Mike, just a question on the Q4 sales and marketing expense. Was that a surprise to you in a way that you’d already set quotas, you already knew what accelerators were going to look like, was that a total surprise? Were there any other influences on that such as — we’ve seen historically sometimes when companies have particular strength in certain regions often [comp plans] can skew things a little bit, if you have outsized performance in a particular region, for example.

Mike Pietrini—Epicor Software—CFO, EVP—Finance and Administration

One of the things you had heard me mention both into Q2 and in Q3 on the earnings calls is that something we were monitoring and managing very, very closely. We made lots of little changes throughout the year to try to make sure that we managed that process. We were very careful not to ratchet things down too tightly so that you have turnover within the sales organization or you demotivate them but at the same token that the expenses didn’t get out-of-control. All of that said, as you’d fully expect, they were a bit higher than what we would have liked them to have been. I cannot reiterate this enough, we learned a lot of things going to 2010 and those things so we’ve absolutely implemented everything that we learned through 2010 into the 2011 budget and plan.

Ross MacMillan—Jefferies & Co.—Analyst

Okay, that’s helpful. And just in terms of your sales force for 2011, can you give a sense for how much quota [bearing] headcount growth you are planning or is in your plan as you think about the year?

George Klaus—Epicor Software—Chairman, Pres., CEO

At this point in time we have 170 quota carrying people around the world, all right?And at this point in time with the plan we have in place which is pretty aggressive for 2011, as you’ve heard me talk earlier here in terms of software revenue growth, we don’t feel we are going to have to add a lot of people to get to the number we are looking at. And if we do, it will be in the second half of the year most likely.

Ross MacMillan—Jefferies & Co.—Analyst

Okay, that’s clear. And then just on going back to Express, I guess the question I had was, if I’m a rep at Epicor today, am I carrying both Epicor 9 and the Express product in my bag? And just how are you managing, if you will, the sales comp plans between the two products? Thanks.

George Klaus—Epicor Software—Chairman, Pres., CEO

That’s a good question, Ross. I’m glad you asked that because we didn’t make it clear. We have a dedicated Express sales force, okay? So our — we have a dedicated on-premise sales force and a dedicated Express sales force so there’s no crossover there.

Ross MacMillan—Jefferies & Co.—Analyst

Okay, great. Thank you.

Operator

Mark Schappel with The Benchmark Company.

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FINAL TRANSCRIPT
Feb. 09, 2011 / 10:00PM, EPIC - Q4 2010 Epicor Software Earnings Conference Call

Mark Schappel—The Benchmark Company—Analyst

Just a couple questions back on Epicor Express. First, George, how many customers have bought the product to date since it’s been out? I believe it’s been out six or seven months now and how many customers are live and what are you seeing with respect to deployment times?

John Hiraoka—Epicor Software—EVP and Chief Marketing Officer

There’s about 50 — we are approaching 50 customers that we sold the Express platform to that doesn’t include some of the other hosted and the other offerings we’ve had so those are the customers based on, again, the Epicor Express or Epicor 9 platform. About one-third of those are live today.

Mark Schappel—The Benchmark Company—Analyst

Okay, great, how about deployment times?

John Hiraoka—Epicor Software—EVP and Chief Marketing Officer

Deployment times are — they are going relatively fast because they are smaller companies, in this case, our average Express site today is between five and seven users, is what typically is being purchased and we are running in the two to three months to get those customers live. I think we had a customer go live in under one month recently.

Mark Schappel—The Benchmark Company—Analyst

Thank you.

Operator

Steve Koenig with Longbow Research.

Steve Koenig—Longbow Research—Analyst

I’d like to start with a finance question here for Mike. The $3 million credits that you are expecting to get this year, which lines will that flow to and what’s the timing of that? Is that all Q1 or evenly spread throughout the year?

Mike Pietrini—Epicor Software—CFO, EVP—Finance and Administration

So the timing of it yet is still undetermined, again, at some point in 2011. It just depends on how quickly we get through the certification process. So again, at some point in time to 2011 and then as far as where it’s going to end up, it will end up both in consulting COGS and research and development with the majority of it about more of it in the consulting organization than on the R&D side.

Steve Koenig—Longbow Research—Analyst

And Mike, when you get certification will it hit entirely in that quarter?

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FINAL TRANSCRIPT
Feb. 09, 2011 / 10:00PM, EPIC - Q4 2010 Epicor Software Earnings Conference Call

Mike Pietrini—Epicor Software—CFO, EVP—Finance and Administration

Yes.

Steve Koenig—Longbow Research—Analyst

Okay. Great and then I want to shift to the large deals. Do you guys see any similarities to the issue you get hit with large deals in Q3, I think it was ‘07 if I recall correctly?Back then, you — I remember you made some efforts to (inaudible) your pipeline, tweak your analytics and implement a new forecasting process. Are there any similarities with that issue? I remember back then you commented large deals were becoming about a 25% of your revenue. Have they moved up from there? And is it going to become more difficult as they become a bigger part of your mix?

George Klaus—Epicor Software—Chairman, Pres., CEO

Steve, I don’t think it’ll become more difficult. I’m trying to think back to ‘07. 2007, we were selling Vantage 8 which was primarily a manufacturing-only product. And now with Epicor 9, which is manufacturing, distribution, global financials, we are selling in a more strategic accounts which is more of the Fortune 1000 accounts and certainly, the divisions of the Fortune 1000 accounts. And I don’t — but as I look at the mix, I don’t think that you are going to see large deals become an overwhelming majority of the business that we bring in. I would hope it would, but I really don’t see doing that anytime soon anyway.

Mike Pietrini—Epicor Software—CFO, EVP—Finance and Administration

Steve, just again to make sure we are clear on the 2007, I don’t — 25% of our business wasn’t large deals and again, large deals is a relative term. But with Vantage eight it was really the first platform that really allowed us to push upmarket and so at that particular point in time, I remember some of the challenges that you are referring to that sales organization on the whole was still working their way through on how to manage larger opportunities, that thing. Since then, the sales organization is very well versed in how to manage large opportunities and as we continue to push upmarket one of the things that you’ve seen especially over the last 18 months especially as it relates to larger opportunities is that they are a bit more cautious. And there’s a bit more legal involved these days than it seems to be in years past where I want to go back and cross-reference with this and that. Those are the things that as we referenced here in the call that elongated the overall sales process for some of the large opportunities we expected in Q4.

George Klaus—Epicor Software—Chairman, Pres., CEO

Maybe one thing a little off — a little tangential to what you’re asking is we expect to have 600 Epicor 9 companies live by end of the first half of this year. Nothing is more important than reference accounts as your sales force is selling around the world. Having that many reference accounts that we can tap into in Saudi Arabia and in the UK and Asia and of course, in the US, is going to provide significant opportunity for us to increase our pipelines and close those deals that are in our pipeline because of the references.

Steve Koenig—Longbow Research—Analyst

Thanks a lot, guys, appreciate it.

Damon Wright—Epicor Software—Director of Investor Relations

All right. Looks like we have time for one more question and we will take that question from Brian Murphy with Sidoti & Co.

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FINAL TRANSCRIPT
Feb. 09, 2011 / 10:00PM, EPIC - Q4 2010 Epicor Software Earnings Conference Call

Brian Murphy—Sidoti & Company—Analyst

I have another follow-up on the Q1 license guidance. George, could you give us a sense for how much of that is a function of some of the Q4 deals that slipped and has subsequently closed already in Q1 and how much of that is a reflection of your pipeline and the demand environment heading into 2011?

George Klaus—Epicor Software—Chairman, Pres., CEO

That’s a good question, Brian. Certainly we are aware of the deals that have slipped that we want to close Q1 but our pipeline is extremely strong. Our pipeline is extremely strong and if we have anywhere near the close rates in our pipeline that we historically have we’ll have a very strong Q1.

Brian Murphy—Sidoti & Company—Analyst

Okay. And just one more, I don’t know if this is for you George or for Mike, just wondering how you guys are feeling about the sales force productivity here in 2010?

Mike Pietrini—Epicor Software—CFO, EVP—Finance and Administration

It was too good, that’s why our sales expenses are too high. It was — we just came back from our [performers club] and we have sales guys with lots of tenure in this Company that have been with the Company for a long time and they know how to sell our product. They don’t want to miss next year’s performance club. So the productivity of our sales force is, I think, very, very good. We have an excellent sales force around the world. And I think you probably know that we go our own. We don’t hire from the outside very often. We hire in at the very lowest level what we call business development rep and we grow those people and so they really become part of the family. So we have a very loyal and dedicated and high tenured and productive team.

Brian Murphy—Sidoti & Company—Analyst

Okay, do you guys have a target in mind in terms of license revenue per sales and marketing dollar?

Mike Pietrini—Epicor Software—CFO, EVP—Finance and Administration

We do, but we don’t comment on that, Brian, so I’m not —

George Klaus—Epicor Software—Chairman, Pres., CEO

I guess what we can say is that the sales and marketing expense as a percent of licensed software will definitely decrease throughout 2011 versus 2010.

Mike Pietrini—Epicor Software—CFO, EVP—Finance and Administration

Absolutely.

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FINAL TRANSCRIPT
Feb. 09, 2011 / 10:00PM, EPIC - Q4 2010 Epicor Software Earnings Conference Call

George Klaus—Epicor Software—Chairman, Pres., CEO

That is a goal we are given to the sales executive to make sure that we spend less in sales and marketing in expense per dollar of license revenue throughout the year and we did that last year, by the way and accomplished it, all the way from Q1 through Q4, I believe. And we will continue to improve on that to get back we hope to 2007 levels.

Brian Murphy—Sidoti & Company—Analyst

Okay, great, thank you very much.

Operator

We have no further questions at this time. I’d like to turn the call back over to Mr. George Klaus for any closing or additional comments.

George Klaus—Epicor Software—Chairman, Pres., CEO

All right, I’d like to thank everybody for their great questions but I’d like to just make a couple comments. Going into 2010 I believe our past investment in our product development and our global infrastructure coupled with the success of Epicor 9 positioned Epicor very well to take market share. My belief was validated as our employees did an excellent job and we exceeded by a meaningful margin even our own most aggressive initial software revenue and new name customer growth plans at the beginning of the year. While as we enter 2011, our market leadership is well established. We are taking market share, we are beating our competitors. We know have Epicor 9 references throughout the world as I mentioned earlier, and we have strengthened and broadened our product portfolio while further expanding our addressable markets with new vertical releases.

Our SaaS products are well positioned to drive market share gains into rapidly growing cloud-based and business application space, particularly given the ability to deliver the solutions on-premise, on-demand or both. And as John mentioned, that is an incremental market that we are moving into in 2011 more aggressively at the lower end than we have and we haven’t been in that market for awhile. The worldwide visibility of Epicor and our superior business solutions has never been greater. And I am confident that 2011 will be an even better year for us and our Company, our customers, our employees and our shareholders. So I look very forward to working with everybody throughout the year and I look forward to seeing all of you at upcoming conferences and thanks for your interest in Epicor and I’m looking forward to 2011. Thanks very much.

Operator

Once again, that does conclude our conference call for today. We thank you for your participation.

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FINAL TRANSCRIPT
Feb. 09, 2011 / 10:00PM, EPIC - Q4 2010 Epicor Software Earnings Conference Call

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